Exhibit 5.

MONEYLOGIX GROUP, INC.

Code of Business Conduct and Ethics

May 12, 2009

MONEYLOGIX GROUP, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

MoneyLogix Group, Inc. (“MoneyLogix”) is committed to the highest standards of legal and ethical business conduct.  This Code of Business Conduct and Ethics (the “Code”) summarizes the legal, ethical and regulatory standards that MoneyLogix must follow to promote integrity and deter wrongdoing and is a reminder to our directors, officers and employees of the seriousness of that commitment. Compliance with this Code and high standards of business conduct is mandatory for every director, officer and employee of the MoneyLogix or any of its subsidiaries.

To help our directors, officers and employees understand what is expected of them and to carry out their responsibilities we have created this Code. Additionally, we have appointed Gary Cilevitz, the Chief Financial Officer and Corporate Secretary of MoneyLogix to serve as the MoneyLogix Ethics Officer to ensure adherence to the Code and report to the Board of Directors of MoneyLogix or any committee thereof who shall be responsible for monitoring compliance with the Code.

This Code is not intended to be a comprehensive guide to all of our policies or to all your responsibilities under law or regulation.  It provides general parameters to help you resolve the ethical and legal issues you encounter in conducting business.  Think of this Code as a guideline, or a minimum requirement.  If you have any questions about the Code or appropriate action in light of the Code, you may contact the MoneyLogix Ethics Officer or the Chair of the Governance Committee of the Board of Directors of the MoneyLogix.

1.	PURPOSE OF THIS CODE

This Code of Business Conduct and Ethics (“Code”) is intended to document the principles of conduct and ethics to be followed by the employees, officers (including, without limitation, the Chief Executive Officer, Chief Financial Officer and other high ranking officers) and directors of MoneyLogix and its subsidiaries. Its purpose is to:

•	Promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Promote avoidance of conflicts of interest, including disclosure to an appropriate person of any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

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Promote full, fair, accurate, timely and understandable disclosure in reports and documents that MoneyLogix files with, or submits to, the securities regulators and in other public communications made by MoneyLogix;

•	Promote compliance with applicable governmental laws, rules and regulations;

•	Promote the prompt internal reporting to an appropriate person of violations of this Code;

•	Promote accountability for adherence to this Code;

•	Provide guidance to employees, officers and directors to help them recognize and deal with ethical issues;

•	Provide mechanisms to report unethical conduct; and

•	Help foster MoneyLogix’ culture of honesty and accountability.

MoneyLogix will expect all its employees, officers and directors to comply and act in accordance, at times, with the principles stated above and the more detailed provisions provided hereinafter.  Violations of this Code by an employee or officer or director are grounds for disciplinary action up to and including immediate termination of employment, officership or directorship.

2.    WORKPLACE

a. Equal Employment Opportunity

MoneyLogix is committed to maintaining a workplace where the terms and conditions are fair and non-discriminatory.  As such, MoneyLogix affords equal employment opportunities to all persons employed by, or seeking employment with MoneyLogix without regard to the prohibited grounds of discrimination as outlined under the Ontario Human Rights Code or any other applicable laws or regulations.  This policy applies to all employment practices, including but not limited to, recruitment, selection, compensation, benefits, promotions, training, transfers and terminations.

b.    Harassment in the Workplace

MoneyLogix is committed to providing a work environment that is free of discrimination, harassment and reprisals and as such has a zero tolerance policy for all forms of harassment.  It is important to note that managing and/or coaching that includes counselling, performance appraisal, work assignment and the implementation of disciplinary action, is not a form of personal harassment and MoneyLogix’ policy does not restrict a Manager’s responsibilities in this area.  However, appropriate disciplinary measures will be taken against any employee found guilty of harassment.

Harassment is broadly defined as any unsolicited, unwelcome, disrespectful or offensive behaviour that has an underlying sexual, ethnic or racial connotation. There are two main types of harassment that may be defined as follows:

“Personal Harassment” is broadly defined as verbal or physical conduct relating to a prohibited ground of discrimination, when the conduct: (a) has the purpose or effect of creating an intimidating, hostile or offensive working environment; (b) has the purpose or effect of unreasonably interfering with an individual’s work performance; or (c) otherwise adversely affects an individual’s employment opportunities.  Some examples of conduct that may constitute harassment include: slurs, jokes, cartoons, stereotypes, or statements based upon another person’s sex, race, colour, creed, religion, national origin, age, disability or sexual orientation.

“Sexual harassment” includes, but is not limited to, unwelcome sexual advances, requests for sexual favours and other verbal or physical conduct of a sexual nature when: (a) submission to such conduct is made, either explicitly or implicitly, a term or condition of an individual’s employment; (b) an individual’s submission to or rejection of such conduct is used as a basis for an employment decision affecting that individual; or (c) the purpose or the effect of such conduct is to substantially interfere with the affected individual’s work performance or to create an intimidating, hostile or offensive work environment.  Some examples of unwelcome behaviour that can be construed as sexual harassment include, making unwelcome sexual or romantic advances or propositions, sexually suggestive gestures, sexual jokes, inappropriate touching, physical assault, requests for sexual activity or reference to a person’s body parts.

If you believe that you are being harassed, you are encouraged to ask the offending person that his/her behaviour is unwelcome and request that the offensive behaviour stop immediately.  You may also report the situation to your Manager.  It is the responsibility of each Manager to ensure that his/her work environment is free of harassment, solicitation and reprisals.  The employee should keep a record and document all details about the incidents (e.g., dates, times, locations, witnesses, etc.).

All harassment complaints are taken seriously and investigated.  MoneyLogix will protect the confidentiality of those involved to an extent that is consistent with the need to investigate and resolve any complaint.  Any offence will be promptly and appropriately dealt with.  Regardless of the outcome of a complaint made in good faith, an employee will be protected from any form of retaliation by co-workers or your Manager.  However, any frivolous/false complaints will be treated seriously and individuals making such complaints will themselves be subject to discipline.

c.     Alcohol and Drug Policy

It is MoneyLogix’ policy to provide a safe, healthy and productive work environment that is free from drugs and alcohol.  Therefore, the use, sale, distribution, or possession of illegal narcotics, drugs, alcohol or controlled substances by Company employees on Company premises is strictly forbidden.  No employee may report to work or perform their duties under the influence of alcohol, illegal drugs or unauthorized controlled substances.  Violations of this policy can result in immediate termination.  Any substances discovered will be turned over to appropriate law enforcement authorities for future action.

d.    Privacy Policy

MoneyLogix is committed to maintaining the accuracy, confidentiality, security and privacy of client and employee personal information consistent with legislative requirements.  Our policy adopts the relevant sections of the federal Personal Information Protection and Electronic Documents Act ("PIPEDA") and the relevant sections of provincial legislation.

The Policy applies to personal information about MoneyLogix’ clients and employees that is collected, used, or disclosed by MoneyLogix.  The Policy does not impose any limits on the collection, use or disclosure of the following information by MoneyLogix including:

•	Client’s name, address and telephone number, when listed in a public, professional or business directory or available through directory assistance;
•	An employee's name, title, business address or business telephone number;

•	Other information about the client or employee that is publicly available.

The Policy does not impose an obligation to obtain consent to the collection, use or disclosure of employee personal information, to the extent that the applicable provincial legislation does not require consent.

e. Solicitation and Distribution

In the interests of avoiding awkward or embarrassing situations, MoneyLogix’ policy does not permit employees to solicit other employees or distribute any literature of any cause or organization during working time or on company premises.  The distribution of literature includes the posting of items on Company bulletin boards or other spaces provided by MoneyLogix.  Information pertaining to illegal activities, commercial ventures or political activities is not permitted.   Non-employees may not come on the premises at any time to solicit employees on behalf of any cause or organization or to distribute to employees material of any kind for any purpose.

f.     Violence in the Workplace

Safety is a priority for our employees at MoneyLogix.  As such, MoneyLogix will make every effort to provide a safe workplace free from all forms of verbal and physical aggression.  All acts of violence by employees are taken very seriously and will be dealt with appropriately.  Violence may be defined as the deliberate and wrongful violation, damage or abuse (verbal or physical) of other persons, self or property and includes threats of violence.

3.      ENVIRONMENT, HEALTH AND SAFETY

a.	Environmental Policy

MoneyLogix supports activities to promote the protection of the environment.  Compliance with all legal and regulatory requirements is the minimum standard and environmental protection is a critical management responsibility as well as the responsibility of every employee and contractor within MoneyLogix.  The guidelines of our environmental policy are as follows:

•	Conduct all operations in compliance with laws, regulations and environmental standards;
•	Eliminate the production of hazardous waste through cost effective initiatives;
•	Reuse and/or recycle waste materials that cannot be eliminated rather than dispose of waste;
•	Ensure that employees and contractors are aware of MoneyLogix’ emphasis on environmental issues through ongoing communication.

b.	Health and Safety Policy Statement

The Management of MoneyLogix and all of its employees are committed to protecting the health and safety of its employees and the elimination of occupational illness and injuries at its work site.  MoneyLogix will provide a working environment in compliance with federal, provincial and municipal occupational health and safety legislation, regulations and standards.  Safe work practices shall be adhered to, by all employees at all times, as the safety and health of our employees is of primary importance.

In order to meet our objectives, all parties need to take responsibility for their own safety as well as the safety of others.  The Board and Senior Management are ultimately responsible and are committed to ensuring that all reasonable precautions will be taken on behalf of all employees.  Management will make every reasonable effort to provide and maintain a safe, healthy work environment and meet or exceed all legislative requirements...  Employees are expected to take steps to protect their own health and safety by working in compliance with legislation as well as safe work practices established by MoneyLogix.  It is also expected that all contractors, subcontractors and visitors to our site will adhere to our policies and procedures pertaining to health and safety in order to prevent work-related illnesses and injuries.

It is in the best interest of all parties to consider health and safety in all their daily activities.  In short, the commitment to health and safety must form an integral part of our organization, from the Board to all staff members.

4.      THIRD PARTY RELATIONSHIPS

a.	Business Ethics and Confidentiality

All employees, directors and officers have responsibilities to themselves, to customers and shareholders, and to our communities to conduct our business ethically.  Our behaviour is extremely important in protecting our corporate image and in conducting business effectively.  Management is committed to ensuring that its employees, directors and officers demonstrate the highest standards of ethics and integrity in all business practices both within and outside MoneyLogix.  Therefore, all employees are expected to comply with laws and regulations governing the business, and to comply with Company policies.

As an employee, director or officer of MoneyLogix, you agree that all confidential information which you may acquire during your employment with MoneyLogix shall be held by you in trust for the benefit of MoneyLogix and that you will not disclose any confidential information to any third party unless authorized to do so, or if required by law. “Confidential Information”, as used in this policy, is defined as any information which is generally not known by, or not generally made available by MoneyLogix to, the public about or belonging to MoneyLogix and its subsidiaries and/or other persons or companies to whom MoneyLogix may have an obligation to maintain information in confidence.

b.	Conflict of Interest

Employees, officers and directors are required to act with honesty and integrity and to avoid any relationship or activity that may create, or appear to create, a conflict between their personal interests and the interests of MoneyLogix.  Employees, officers and directors owe a primary business loyalty to MoneyLogix and it is important to avoid engaging in any private/personal business interests which may conflict with carrying out the duties and responsibilities of your position.  Therefore, employees are expected to disclose promptly any actual or potential conflicts of interest to their Manager, or if the Manager is involved in the conflict of interest, to the Chairperson of MoneyLogix’ Governance Committee.  Officers and directors should disclose, in writing any perceived conflicts to the Chairperson of the Governance Committee.

Conflicts of interest arise where an individual’s position or responsibilities with MoneyLogix present an opportunity for personal gain apart from the normal rewards of employment, officership or directorship, to the detriment of MoneyLogix.  They also arise where a director or officer has a personal interest that is inconsistent with MoneyLogix and creates conflicting loyalties.  Such conflicting loyalties can cause a director, officer or employee to give preference to personal interests in situations where corporate responsibilities should come first.

Directors, officers and employees shall not acquire any property, security or business interest which they know that MoneyLogix is interested in acquiring.  Moreover, based on such advance information, directors, officers and employees shall not acquire any property, security or business interest for speculation or investment.

c.	Gifts and Entertainment

Employees, officers and directors or their immediate families shall not use their position with MoneyLogix to solicit any cash, gifts or free services from any Company customer, supplier or contractor for their or their immediate families or friend’s personal benefit.  Gifts or entertainment from others should not be accepted if they could be reasonably considered to be extravagant for the employee, officer or director, who receives it, or otherwise improperly influence MoneyLogix’ business relationship with or create an obligation to a customer, supplier or contractor.  The following are guidelines regarding gifts and entertainment:

•	Nominal gifts and entertainment, such as logo items, pens, calendars, caps, shirts and mugs are acceptable.

•	Reasonable invitations to business-related meetings, conventions, conferences or product training seminars may be accepted.

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Invitations to social, cultural or sporting events may be accepted if the cost is reasonable and your attendance serves a customary business purpose such as networking (e.g. meals, holiday parties and tickets).

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Invitations to golfing, fishing, sports events or similar trips that are usual and customary for your position within MoneyLogix and the industry and promote good working relationships with customers and suppliers may be accepted provided, in the case of employees, they are approved in advance by your manager.

d.	Competitive Practices

MoneyLogix firmly believes that fair competition is fundamental to the continuation of the free enterprise system.  MoneyLogix complies with and supports laws of all which prohibit restraints of trade, unfair practices, or abuse of economic power.

MoneyLogix will not enter into arrangements that unlawfully restrict its ability to compete with other businesses, or the ability of any other business organization to compete freely with MoneyLogix.  Our policy also prohibits employees, officers, and directors from entering into or discussing any unlawful arrangement or understanding that may result in unfair business practices or anticompetitive behaviour.

e.	Supplier and Contractor Relationships

MoneyLogix selects its suppliers and contractors in a non-discriminatory manner based on the quality, price, service, delivery and supply of goods and services.  Your decision must never be based on personal interests or the interests of family members or friends.

Employees must inform their managers, and officers and directors must inform the Chairperson of the Governance Committee of any relationships that appear to create a conflict of interest.

f.	Public Relations

MoneyLogix’ Chief Executive Officer is responsible for all public relations, including all contact with the media. Unless you are specifically authorized to represent MoneyLogix to the media, you may not respond to inquiries or requests for information.  This includes newspapers, magazines, trade publications, radio and television as well as any other external sources requesting information about MoneyLogix.  If the media contacts you about any topic, immediately refer the call to the Chief Executive Officer.

Employees must be careful not to disclose confidential, personal or business information through public or casual discussions to the media or others.

g.	Government Relations

Employees, officers and directors may participate in the political process as private citizens.  It is important to separate personal political activity and MoneyLogix’ political activities, if any, in order to comply with the appropriate rules and regulations relating to lobbying or attempting to influence government officials.  MoneyLogix’ political activities, if any, shall be subject to the overall direction of the Board.  MoneyLogix will not reimburse employees for money or personal time contributed to political campaigns.  In addition, employees may not work on behalf of a candidate’s campaign while at work or at any time use MoneyLogix’ facilities for that purpose, unless approved by the Chairperson of the Governance Committee.

No employee or officer may offer improper payments when acting on behalf of MoneyLogix.

Company funds must not be used to make payment or provide anything of value, directly or indirectly (through agents or otherwise), in money, property, services or any other form to a government official, political party or candidate for political office in consideration for the recipient agreeing to:

1.	exert influence to assist MoneyLogix in obtaining or retaining business or secure any advantage; or

2.	Commit any act in violation of lawful duty or otherwise influence an official act.

If you are in doubt about the legitimacy of a payment that you have been requested to make, refer such situations to the Chairperson of the Governance Committee.

In addition, MoneyLogix, its employees, officers and directors are strictly prohibited from attempting to influence any person’s testimony in any manner whatsoever in courts of justice or any administrative tribunals or other government bodies.

h.    Directorship

Employees of MoneyLogix who wish to be appointed as directors or officers of any other corporate entity or organization, public or private, shall initially disclose such appointment to the Chief Executive Officer.  The Chief Executive Officer will encourage directorships/officerships that are necessary for business purposes, or for directorships/officerships with charitable organizations or other entities that will further MoneyLogix’ profile in the community.

5.      LEGAL COMPLIANCE

a.	Compliance with Laws, Rules and Regulations (Including Insider Trading Laws and Timely disclosure)

Employees, officers, and directors are expected to comply in good faith at all times with all applicable laws, rules and regulations and behave in an ethical manner.  Employees, officers, and directors are required to comply with MoneyLogix’ insider trading procedures and all other policies and procedures applicable to them that are adopted by MoneyLogix from time to time.

Employees, officers, and directors must cooperate fully with those (including the Chief Financial Officer) responsible for preparing reports filed with the securities regulatory authorities and all other materials that are made available to the investing public to ensure those persons are aware in a timely manner of all information that is required to be disclosed.  Employees, officers and directors should also cooperate fully with the independent auditors in their audits and in assisting in the preparation of financial disclosure.

Senior officers of MoneyLogix must comply with MoneyLogix’ policies on timely disclosure adopted from time to time and provide full, fair, accurate, understandable and timely disclosure in reports and documents filed with, or submitted to, securities regulatory authorities and other materials that are made available to the investing public.

6.    INFORMATION AND RECORDS

a.	Proprietary Information and Trade Secrets

Employees, officers and directors may be exposed to certain information that is considered confidential by MoneyLogix, or may be involved in the design or development of new procedures related to the business of MoneyLogix.  All information and procedures whether or not the subject of copyright or patent, are the sole property of MoneyLogix.  Employees shall not disclose confidential information to persons outside MoneyLogix, including family members, and should share it only with other employees who have a “need to know”.

b.	Financial Reporting and Records

MoneyLogix maintains a high standard of accuracy and completeness in its financial records.  These records serve as a basis for managing our business and are crucial for meeting obligations to employees, customers, investors and others, as well as for compliance with regulatory, tax, financial reporting and other legal requirements.  Employees, officers, and directors who make entries into business records or who issue regulatory or financial reports, have a responsibility to fairly present all information in a truthful, accurate and timely manner.  No employee, officer or director shall exert any influence over, coerce, mislead or in any way manipulate or attempt to manipulate the independent auditors of MoneyLogix.

c.	Record Retention

MoneyLogix maintains all records in accordance with laws and regulations regarding retention of business records.  The term “business records” covers a broad range of files, reports, business plans, receipts, policies and communications, including hard copy, electronic, audio recording, microfiche and microfilm files whether maintained at work or at home.  MoneyLogix prohibits the unauthorized destruction of or tampering with any records, whether written or in electronic form, where it has reason to know of a threatened or pending government investigation or litigation relating to such records.

7.          COMPANY ASSETS

a. Breach of Trust

The importance of trust and confidence in MoneyLogix is a key element in the growth of our business, the attainment of Company objectives, and the potential for greater job stability.  If there is damage or destruction to this trust and confidence, there is a potential loss to the business. As a result, MoneyLogix’ policy regarding theft by employees is as follows:

Any employee guilty of theft, attempted theft or misappropriation of Company property, property belonging to others or property belonging to a customer of MoneyLogix will be considered to be in Breach of Trust and subject to discipline up to and including immediate termination.  In addition, MoneyLogix will invoke the full process of the law against any employee found to have committed theft, attempted theft or misappropriation of Company property.

b. Intellectual Property of others

Employees, officers and directors may not reproduce, distribute or alter copyrighted materials without permission of the copyright owner or its authorized agents.  Software used in connection with MoneyLogix’ business must be properly licensed and used only in accordance with that license.

c. E-Mail and Internet Use

Every e-mail and Internet user at MoneyLogix has a responsibility to respect other users, both at MoneyLogix and on the Internet.  Therefore, MoneyLogix users are expected to act in a responsible, ethical and legal manner, in accordance with Company Policy, Code of Conduct, and all applicable federal and provincial laws.

The MoneyLogix e-mail and Internet system should be used solely for the purpose of conducting Company business, and is not intended for personal use.  Employees are expected to use common sense in using the e-mail and Internet.  When using the e-mail or Internet system on Company time and/or Company premises, employees shall not use the system for sending material that could reasonably be expected to be discriminatory, sexist, defamatory, pornographic, threatening or otherwise offensive in nature.  Browsing and/or downloading and/or forwarding of offensive material from the Internet and e-mail are expressly prohibited.

It is acknowledged that MoneyLogix has the right to monitor or record an employee’s use of the e-mail or Internet including capabilities to provide detailed reports for each user including sites visited and the duration of each visit.

Any violation of this policy will result in disciplinary action, up to and including termination, as well as possible legal action to recover any damages MoneyLogix may suffer.

REPORTING, WAIVER AND EFFECT OF VIOLATIONS

Compliance with this MoneyLogix Code of Business Conduct and Ethics is, first and foremost, the individual responsibility of every director, officer and employee.  We attempt to foster a work environment in which ethical issues and concerns may be raised and discussed with supervisors or with others without the fear of retribution.  It is our responsibility to provide a system of reporting and access when you wish to report a suspected violation, or to seek counselling, and the normal chain of command cannot, for whatever reason, be used.

Administration

Our Board of Directors and Governance Committee have established the standards of business conduct contained in this Code and oversee compliance with this Code.  Additionally, we have appointed MoneyLogix’ Chief Financial Officer and Corporate Secretary, Gary Cilevitz, to serve as the MoneyLogix Ethics Officer to ensure adherence to the Code.  While serving in this capacity, the MoneyLogix Ethics Officer reports directly to the Board of Directors.

Training on this Code will be included in the orientation of new employees and provided to existing directors, officers, and employees on an on-going basis.  To ensure familiarity with the Code, directors, officers, and employees will be asked to read the Code and sign a Compliance Certificate annually.

Reporting Violations and Questions

Directors, officers, and employees must report, in person or in writing, any known or suspected violations of laws, governmental regulations or this Code to either the MoneyLogix Ethics Officer or the Chair of the Governance Committee.  Additionally, directors, officers, and employees may contact the MoneyLogix Ethics Officer or the Governance Committee with any questions or concerns about this Code or a business practice.  Any questions or violation reports will be addressed immediately and seriously, and can be made anonymously.  If you feel uncomfortable reporting suspected violations to these individuals, you may report to Mr. Jacklin, our counsel at Anslow and Jacklin at 195 Route 9 South, Suite 204 Manapalan New Jersey, USA 07726.  Mr. Jacklin may be reached at (732) 409-1212.

We will not allow any harassment, retaliation or any type of discrimination against a director, officer or employee who acts in good faith in reporting any violation.

Our MoneyLogix Ethics Officer will investigate any reported violations and will determine an appropriate response, including corrective action and preventative measures, involving the Governance Committee or Chief Executive Officer when required.  All reports will be treated confidentially to every extent possible, consistent with the need to conduct an adequate investigation.  All complaints, results of investigations, if any, and reports will be retained for seven years.

Consequences of a Violation

Directors, officers and employees that violate any laws, governmental regulations or this Code will face appropriate, case specific disciplinary action, which may include demotion or immediate discharge.  In addition, violation of any laws, governmental regulations or this Code could result in public disclosure of such violations including, without limitation, the names of the parties involved.

Requests for Waivers

Requests for waivers from this Code must be delivered to the MoneyLogix Ethics Officer or the Governance Committee, together with a summary of all relevant facts and circumstances.  Waivers with respect to directors and officers may only be granted by MoneyLogix’ Board of Directors.  Waivers with respect to non-officer employees may be granted by the MoneyLogix Ethics Officer.  The director, officer or employee to whom a waiver is granted accepts that public disclosure of the granting of any such waiver may be required by applicable securities laws, regulations, policies or guidelines (including those of a stock exchange on which the MoneyLogix’ stock may be listed).

COMPLIANCE CERTIFICATE

I have read and understand the Code of Business Conduct and Ethics of MoneyLogix Group, Inc. (the “Code”).  I will adhere in all respects to the ethical standards described in the Code.  I further confirm my understanding that any violation of the Code will subject me to appropriate disciplinary action, which may include demotion or termination.

Furthermore, I certify to MoneyLogix Group, Inc. that I am not in violation of the Code, unless I have noted such violation in a signed Statement of Exceptions attached to this Compliance Certificate.

Date:
Signature:
Name:
Title/Position:
Check one of the following:

☐	A statement of Exceptions is attached.

☐	No Statement of Exceptions is attached.